400 Collins Road NE Cedar Rapids, Iowa 52498

Exhibit 99.1

News Release

Rockwell Collins earnings per share increases to 95 cents for first quarter 2009

•	Combined segment operating margins remain stable despite 5% revenue decline

CEDAR RAPIDS, Iowa (February 3, 2009) – Rockwell Collins, Inc. (NYSE: COL) today reported earnings per share of 95 cents for the first quarter of fiscal year 2009, an improvement of 2 cents compared to earnings per share of 93 cents last year.  Earnings per share grew despite a first quarter fiscal year 2009 sales decline of $54 million, or 5%, to $1.058 billion compared to sales of $1.112 billion a year ago.  The decline in revenues was due to the impact on the company’s Commercial Systems business from the labor strike and production issues at Boeing as well as lower air transport aftermarket sales.  Incremental sales from business acquisitions contributed $9 million to total revenues.

Total segment operating margins were 22.4% despite the decline in revenues.  Cash provided by operating activities for the first three months of fiscal year 2009 totaled $21 million compared to $32 million reported for the same period last year.

“Given the challenges we faced in our commercial markets, I am very pleased with our performance in the first quarter,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones.  “Not only did Government Systems hit record profit levels, but Commercial Systems maintained their margins at 20% despite 14% lower sales due to a Boeing strike and airline capacity reductions.  Once again, our balanced portfolio and efficient shared services operating model served us well.”

Following is a discussion of fiscal year 2009 first quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved first quarter sales of $574 million, an increase of $27 million, or 5%, compared to the $547 million reported for the same period last year.  Incremental sales from acquisitions contributed a total of $8 million, or 1 percentage point of the Government Systems revenue growth.

Airborne solutions sales increased $28 million, or 7%, to $403 million. Incremental sales from the acquisitions of Athena Technologies Inc. and SEOS Group Ltd. contributed a total of $8 million, or 2 percentage points of the Airborne solutions revenue growth.  The 5 percent organic sales increase was due primarily to higher sales from simulation and training solutions, higher production sales on the Eurofighter Tranche 2 program, and higher development program revenues on the Common Range Integrated Instrumentation System (CRIIS) program.   Surface solutions sales were relatively flat at $171 million.  Higher development program sales from the Joint Precision Approach and Landing System (JPALS) program were offset by lower production volume from the Multifunctional Information Distribution System-Low Volume Terminal (MIDS-LVT) program and lower development program sales from the Joint Tactical Radio System – Ground Mobile Radio (JTRS-GMR) program.

Government Systems’ first quarter operating earnings totaled $140 million, resulting in an operating margin of 24.4%, compared to operating earnings of $115 million, or an operating margin of 21.0%, for the same period last year.  The increase in operating earnings and margin were primarily due to a favorable mix of higher margin hardware sales, lower research and development costs, incremental margin on higher sales, and lower employee incentive compensation costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved first quarter sales of $484 million, a decrease of $81 million, or 14%, compared to sales of $565 million reported for the same period last year.

Sales to airlines and aircraft OEMs related to new aircraft production decreased $39 million, or 14%, to $244 million, due primarily to lower original equipment manufacturer (OEM) sales as a result of Boeing’s labor strike and their aircraft production issues.  Aftermarket revenues decreased $22 million, or 9%, to $219 million due primarily to lower Boeing 787 simulator equipment sales as well as lower air transport service and support sales.  Wide-body in-flight entertainment products and systems sales declined $20 million, or 49%, to $21 million due to the company’s decision in 2005 to cease investing in those products.

Commercial Systems’ first quarter operating earnings decreased $40 million to $97 million, delivering an operating margin of 20.0%, compared to operating earnings of $137 million, or an operating margin of 24.2%, for the same period a year ago.  The decrease in operating earnings was due primarily to lower sales volumes and the absence of a favorable adjustment related to a contract option exercise benefiting the first quarter of 2008, partially offset by lower research and development costs and lower employee incentive compensation costs.

Financial Highlights

During the first quarter of fiscal year 2009, the company repurchased 1.2 million shares of its common stock at a total cost of $43 million.  Total authorized share repurchases available beyond December 31, 2008 are $122 million.  The company also paid dividends to shareholders totaling $38 million, or 24 cents per share on its common stock.

Fiscal Year 2009 Outlook

Commenting on the outlook for the remainder of 2009, Mr. Jones said, “We are operating in a time of extraordinary volatility, making it very difficult to predict future business conditions.  While market conditions for our Government Systems business and the Air Transport portion of our Commercial Systems business are tracking to expectations, we have seen a significant deterioration in the business aviation market.  Significant increases in the available inventory of relatively young used business aircraft and sharp reductions in utilization indicate that we will see pressure in our OEM and aftermarket business jet revenues.”

Regarding updates to the fiscal year 2009 outlook, Mr. Jones said, “With the business conditions as we see them today, and anticipating risk to the business over the coming quarters, we are adjusting our 2009 sales expectations to reflect our updated assessment of market conditions.  In response to these changes, we are instituting a number of action plans to appropriately size our business and maintain margins.  We continue to believe that our credit and cash flow profile provide us the ability to continue funding a comprehensive research and development program, to pursue strategic acquisition opportunities such as our recent acquisition of SEOS, and to return excess funds to investors through dividends and share repurchases.“

The following table is a complete summary of the company’s fiscal year 2009 financial guidance, which is updated from the guidance provided on November 3, 2008:

•	Total sales		about $4.7 bil.
	–	Updated from	$4.9 bil. to $4.95 bil.

•	Segment sales growth / (decline)
	–	Commercial Systems	about (10%)
	–	Government Systems	about 8%

•	Total segment operating margins		about 22.5%
	–	Updated from	22.5% to 23.0%

•	Earnings per share		$4.10 to $4.30
	–	Updated from	$4.25 to $4.45

•	Cash provided by operating activities(1)		$675 mil. to $725 mil.
	–	Updated from	$725 mil. to $775 mil.

•	Research & development costs		about $900 mil.
	–	Updated from	$925 mil. to $975 mil.

•	Capital expenditures		about $150 mil.
	–	Updated from	about $170 mil.

(1)	The projected cash provided by operating activities range includes a U.S. qualified defined benefit pension plan contribution of $75 million, which was made in January 2009.

Business Highlights:

Rockwell Collins delivered TacNet data link to Raytheon for Joint Standoff Weapon
Rockwell Collins delivered the first TacNet data link as part of the U.S. Navy's Strike Common Weapon Data Link Program. Raytheon Company recently approved final testing and accepted delivery of TacNet for integration into their weapon systems.  The contract is valued at $18 million.

Rockwell Collins completed the acquisition of visual display provider SEOS
Rockwell Collins completed its acquisition of SEOS Group Ltd., a leading global supplier of highly realistic visual display solutions for commercial and military simulators.  SEOS provides complete design, development, production, and installation of displays and related support services that are used worldwide in simulators for military and commercial flight, air traffic control, marine and surface transportation.

Rockwell Collins inked service pact with Airbus for Singapore Airlines A330s
Rockwell Collins was selected by Airbus to provide its Dispatch Program for Singapore Airlines to maintain its future fleet of 19 leased A330 aircraft. The Dispatch Program, Rockwell Collins' total life cycle service solution, includes spares management, distribution, component repair and overhaul, and component reliability improvements.

All Nippon Airways selected Rockwell Collins' Dispatch Program to provide long term B787 avionics support
All Nippon Airways (ANA) selected Rockwell Collins' Dispatch Program for their fleet of Boeing 787 aircraft. The program is scheduled to begin upon delivery of the first Boeing 787 to ANA.   The 10-year fixed price per flight hour agreement provides guaranteed dispatch levels through spares management, logistical support and component reliability improvements for Rockwell Collins' comprehensive suite of displays, communication, surveillance and pilot control systems.

China Cargo Airlines selected Rockwell Collins' avionics for 10 Boeing 777s
China Cargo Airlines selected Rockwell Collins to provide a comprehensive package of communication, navigation and surveillance avionics for 10 Boeing 777 aircraft. Deliveries of these aircraft are scheduled to begin in December 2009 and continue through 2013.

Saudi Arabian Airlines selected Rockwell Collins communication, navigation and surveillance systems
Saudi Arabian Airlines selected Rockwell Collins to provide a comprehensive package of communication, navigation and surveillance avionics for 50 new Airbus A320 family aircraft. These aircraft are scheduled to be delivered from 2009 through 2013.

U. S. Air Force flight tested Rockwell Collins battlespace information solution on AC-130 Gunship
The U.S. Air Force's AC-130 Gunship fleet recently completed the successful first flight of a modified AC-130 with Rockwell Collins’ battlespace information systems. The upgrade features the Rockwell Collins Data Link Processor and OpenEdge net-enablement software, hosted on an Integrated Processing Cabinet to provide seamless integration of Link 16 and Cursor on Target functionality.

Rockwell Collins received $85 million Air Force air traffic control subcontract
Rockwell Collins was selected to provide the SMART Blade Radio to upgrade the U.S. Air Force worldwide air traffic control (ATC) radio communication network. The subcontract, potentially valued at more than $85 million, was awarded by Science Applications International Corporation (SAIC), the prime integrator for the U.S. Air Force's ATC Radio Upgrade program. The subcontract is for the First Article System to be installed at Wright-Patterson Air Force Base.

Data Link Solutions completes tests of Naval Tactical Radio System
Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, and the U.S. Naval Air Warfare Center have completed the first flight test of the Multifunctional Information Distribution System Joint Tactical Radio System (MIDS-JTRS). The test demonstrated the system's ability to interoperate with other communications, situational awareness, and navigation systems for increased mission effectiveness and survivability.

Rockwell Collins reached milestone with German Army CH-53G helicopter
Rockwell Collins recently completed a major milestone in the German Army CH-53G program with the installation of a System Integration Lab (SIL) in Heidelberg, Germany. The SIL is a helicopter simulation environment that features a cockpit mockup and several different systems and components that communicate with the German Avionics Management System.

Aer Lingus selected Rockwell Collins to provide suite of avionics
Aer Lingus selected Rockwell Collins to provide a comprehensive suite of avionics, including MultiScan weather radar, the GLU-920 Multi-Mode Receiver and a full range of communication and navigation offerings, on six Airbus A330 aircraft. Deliveries are scheduled to begin in 2009.

Raytheon and Rockwell Collins selected for Joint Precision Approach and Landing System (JPALS)
Rockwell Collins, as a member of the Raytheon, Rockwell Collins, Northrop Grumman and SAIC team, was selected by the U.S. Navy to execute the Joint Precision Approach and Landing System (JPALS) Increment 1 program. The program value for Rockwell Collins is $94 million.  Rockwell Collins will provide Global Positioning System (GPS) and communications subsystems, systems engineering, test and logistics support.

Gulfstream G250 to feature Rockwell Collins Pro Line Fusion avionics
Rockwell Collins announced that its Pro Line Fusion avionics will be a key feature of the new Gulfstream G250 super mid-size business jet.  Pro Line Fusion provides an integrated flight deck to ensure interoperability between systems and features high resolution 15-inch LCD displays working in concert with Head-Up Guidance Systems, graphical flight planning, synthetic and enhanced vision and Rockwell Collins' award-winning MultiScan™ Hazard Detection system. First deliveries expected to begin in 2011.

Rockwell Collins products featured on two Hawker Beechcraft aircraft
Hawker Beechcraft selected Rockwell Collins products for two of their aircraft, the new light jet Hawker 450XP and the new King Air 350i.  The Hawker 450XP, will feature Rockwell Collins’ Pro Line 21 avionics with significant enhancements in communication, navigation and surveillance capabilities, as well as the company's Venue high definition cabin management system.  The King Air 350i will include Rockwell Collins Venue cabin management system.

Conference Call and Webcast Details:

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 8:00 a.m. Eastern Time on February 3, 2009.  Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com.  Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software.  The call will be available for replay on the Internet at www.rockwellcollins.com through March 15, 2009.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications.  Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries.  To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy and the commercial aerospace industry;  the continued deterioration in economic and financial market conditions, including the impact of credit tightening; the financial condition of our customers (including major U.S. airlines); delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; the impact of the global war on terrorism on U.S. government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; performance of our suppliers and subcontractors; risks inherent in development and fixed price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	Dec. 31
	2008	2007
Sales
Government Systems	$574	$547
Commercial Systems	484	565
Total sales	$1,058	$1,112

Segment operating earnings
Government Systems	$140	$115
Commercial Systems	97	137
Total segment operating earnings	237	252

Interest expense	(4)	(5)
Stock-based compensation	(5)	(5)
General corporate, net	(6)	(10)
Income before income taxes	222	232

Income tax provision	(71)	(78)
Net income	$151	$154

Diluted earnings per share	$0.95	$0.93

Weighted average diluted shares outstanding	159.2	165.3

The effective income tax rate for the three months ended December 31, 2008 was 32.0% in comparison to 33.6% for the same period last year due to renewal on the last day of our fiscal year 2008 of legislation providing for Federal R&D Tax Credits.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three months ended December 31, 2008 and 2007 (unaudited, in millions):

	Three Months Ended
	Dec. 31
	2008	2007
Government Systems’ sales by product category:
Airborne solutions	$403	$375
Surface solutions	171	172
Total	$574	$547

Commercial Systems’ sales by product category:
Wide-body in-flight entertainment products	$21	$41
All other air transport aviation electronics	199	260
Total air transport aviation electronics	220	301
Business and regional aviation electronics	264	264
Total	$484	$565

Commercial Systems’ sales by type of product or service:
Original equipment	$244	$283
Aftermarket	219	241
Wide-body in-flight entertainment products	21	41
Total Commercial Systems sales	$484	$565

Wide-body in-flight entertainment (Wide-body IFE) products relate to sales of twin-aisle IFE products and systems to customers in the air transport aviation electronics market.  All other air transport aviation electronics relate to all other air transport sales, including service and support sales for installed Wide-body IFE products.  The company has separated out its Wide-body IFE products sales to reflect the company’s decision in 2005 to shift research and development resources away from these products.  All periods have been presented consistent with the above description of air transport aviation electronics revenues.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Dec. 31,	Sept. 30,
	2008	2008
Assets
Cash and cash equivalents	$200	$175
Receivables	852	950
Inventories	1,026	970
Current deferred income taxes	141	139
Other current assets	88	104
Total current assets	2,307	2,338

Property	680	680
Goodwill and intangible assets	855	807
Other assets	351	319
Total assets	$4,193	$4,144

Liabilities and shareowners’ equity
Short-term debt	$441	$287
Accounts payable	310	419
Compensation and benefits	174	295
Advance payments from customers	301	308
Product warranty costs	224	226
Income taxes payable	62	2
Other current liabilities	204	203
Total current liabilities	1,716	1,740

Long-term debt	235	228
Retirement benefits	587	600
Other liabilities	168	168

Shareowners' equity	1,487	1,408
Total liabilities and shareowners’ equity	$4,193	$4,144

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Three Months Ended
	Dec. 31
	2008	2007
Operating Activities:
Net income	$151	$154
Adjustments to arrive at cash provided by operating activities:
Depreciation	26	25
Amortization of intangible assets	6	6
Stock-based compensation	5	5
Compensation and benefits paid in common stock	17	13
Tax benefit from the exercise of stock options	-	4
Excess tax benefit from stock-based compensation	-	(4)
Deferred income taxes	-	(1)
Pension plan contributions	(4)	(2)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	76	23
Inventories	(63)	(107)
Accounts payable	(92)	(16)
Advance payments from customers	(22)	22
Compensation and benefits	(121)	(90)
Income taxes	86	51
Other assets and liabilities	(44)	(51)
Cash Provided by Operating Activities	21	32

Investing Activities:
Property additions	(45)	(43)
Acquisition of businesses, net of cash acquired	(28)	-
Acquisition of intangible assets	-	(2)
Other investing activities	-	(1)
Cash Used for Investing Activities	(73)	(46)

Financing Activities:
Purchases of treasury stock	(41)	(224)
Cash dividends	(38)	(26)
Increase in short-term borrowings	154	190
Proceeds from exercise of stock options	1	6
Excess tax benefit from stock-based compensation	-	4
Cash Provided by / (Used for) Financing Activities	76	(50)

Effect of exchange rate changes on cash and cash equivalents	1	4

Net Change in Cash and Cash Equivalents	25	(60)

Cash and Cash Equivalents at Beginning of Period	175	231
Cash and Cash Equivalents at End of Period	$200	$171

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